 Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
November 1, 2021	C. Todd Asbury
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES THIRD QUARTER 2021 RESULTS

Honaker, Virginia -- New Peoples Bankshares, Inc. (the “Company”) (OTCBB: NWPP) and its wholly-owned subsidiary, New Peoples Bank, Inc. (the “Bank”), today announced third quarter 2021 net income of $1.8 million, or $0.08 per share, as compared to $1.4 million, or $0.06 per share, for the third quarter of 2020, a year-over-year improvement of $421,000 and a 29.6% increase. The primary drivers for the increase were an increase in net interest income of $1.0 million and an increase in non-interest income of $854,000. Return on average assets rose to 0.91% for the third quarter of 2021 compared to 0.75% for the third quarter of 2020 and return on average equity is up to 11.75% versus 10.12% for the same quarterly comparison.

C. Todd Asbury, President and CEO of the Company, stated, “We are very pleased to see that our efforts over the last few years to improve efficiency and increase earnings continue to show results, especially during the current uncertain economy caused by the pandemic. Due to those efforts we are able to report retained earnings of $114,000 at September 30, 2021.”

Paycheck Protection Program (“PPP”) loans have been a significant activity for us since their inception last year. In total, we originated 1,236 loans totaling $69.8 million. The program ended in June 2021. As of September 30, 2021, $9.6 million of these loans remain on our balance sheet, as the rest have received full or partial forgiveness. Efforts continue to assist borrowers to apply for and obtain forgiveness through the Small Business Administration for remaining PPP loans. During the quarter, approximately $23.1 million of PPP loans were repaid via forgiveness, resulting in the recognition of net fee income of $1.1 million, included in net interest income.

Since December 31, 2020, our balance sheet grew $44.5 million, or 5.9%. Stimulus payments received by our deposit customers and PPP funding drove an increase in deposits of $45.4 million. Excluding the net impact of $25.3 million in PPP loan originations and $50.4 million in PPP loan repayments, the remaining loan portfolio grew $23.7 million.

We continue to look for opportunities to prudently improve returns on the investment portfolio. During the third quarter of 2021, purchases of securities totaled $23.3 million, bringing the total of purchases to $77.2 million since December 31, 2020. We also realized $322,000 of net gains from sales of $7.7 million in securities this quarter. As a result, the investment portfolio grew $9.2 million this quarter and $56.8 million since December 31, 2020.

During the third quarter, three former branch office sites were sold, resulting in gains of $190,000. In addition, three more former branch office sites were transferred to other real estate owned, resulting in a combined loss of $1.1 million and an increase in OREO of $950,000.

As work to manage the social and economic impacts brought on by the ongoing COVID-19 pandemic, we continue to maintain the practices of daily self-assessments and temperature monitoring for all employees prior to entering their worksite. Even so, we have had exposure instances that cause us to temporarily close offices, or reduce service to drive-thru only, and quarantine employees. Several departments have reinstituted remote work protocols with employees alternating weeks working on and off site.

Highlights

·	Net interest income improved to $7.4 million for the third quarter of 2021, an improvement of $767,000, or 11.5%, over the prior quarter, and an improvement of $1.0 million, or 15.7%, compared to the third quarter of 2020;
·	Net interest margin was 3.93% for the third quarter, an increase of 41 basis points compared to 3.52% for the prior quarter and an increase of 27 basis points compared to the quarter ended September 30, 2020;
·	Provision for loan losses was zero for the third quarter, a decrease of $186,000 from the prior quarter and a reduction of $450,000, or 100.0%, compared to the third quarter of 2020;
·	Noninterest income increased $592,000, or 24.9%, during the third quarter compared to the second quarter, and $854,000, or 40.4% compared to the third quarter of 2020;
·	Total noninterest expense increased $1.3 million, or 20.0%, during the third quarter compared to the second quarter, and $1.8 million, or 28.4%, compared to the third quarter of 2020;
·	Salaries and employee benefits expense increased $140,000, or 4.5%, during the third quarter compared to the prior quarter, and $258,000, or 8.7%, compared to the third quarter of 2020;
·	Securities available for sale increased $9.2 million, or 9.6%, during the third quarter, and $56.8 million, or 117.4%, compared to December 31, 2020; and
·	Annualized net charge offs as a percentage of average loans were 0.03% during the third quarter of 2021, 0.53% during the second quarter of 2021, and 0.03% during the third quarter of 2020.

Quarterly Earnings

During the third quarter of 2021, compared to the second quarter of 2021, most components of the income statement improved. Net interest income increased $767,000, a result of $696,000 more interest income on earning assets and $71,000 less interest expense on interest-bearing liabilities. The primary drivers were an increase of $725,000 in loan fees, an increase of $54,000 in interest income on investments, and a decrease of $50,000 in interest expense on time deposits. The increase in loan fees was due to deferred fee income on PPP loans, which is not expected to continue, as balances of PPP loans continue to be forgiven. The increase in interest income on investments was driven by an increase of $23.6 million in average balances, as we redeployed lower yielding deposits in other banks into investment securities providing a higher return. The reduction in interest expense on time deposits was driven by a combination of rate reductions and reduced average balances.

The net interest margin for the third quarter of 2021 was 3.93%, an increase of 41 basis points compared to 3.52% for the second quarter of 2021. Our yield on earning assets improved to 4.26% from 3.89%, due nearly entirely by the increase in loan fees previously mentioned. Our cost of funds dropped to 0.34% for the third quarter of 2021, versus 0.38% for the second quarter of 2021 and 0.66% for the third quarter of 2020. Average balances of non-interest-bearing deposits increased $35.1 million in the third quarter of 2021 compared to the third quarter of 2020, due to stimulus payments and PPP funds, which are generally deposited into customer accounts. These have had a large positive effect on our cost of funds. However, the average balances of these accounts have decreased $4.8 million in the third quarter versus the second quarter of 2021.

The provision for loan losses was zero this quarter, compared to $186,000 for the second quarter of 2021, and $450,000 for the third quarter of 2020, due to a combination of factors, including the limited risk associated with PPP loans, improving economic trends, including improving employment statistics, combined with the liquidity provided to customers through stimulus payments and the previously mentioned funding and forgiveness of PPP loans.

Total non-interest income increased $592,000 in the third quarter of 2021 compared to the second quarter of 2021, and $854,000 compared to the third quarter of 2020. The primary drivers of the quarter-over-quarter improvement were $322,000 of gains on sales of investment securities and a $253,000 increase in other noninterest income. The increase in other noninterest income is a result of the previously mentioned $190,000 of gains on sale of bank premises. The primary drivers of the increase in noninterest income compared to the same quarter last year are the same as for the quarter-to-quarter improvements.

Total non-interest expense increased $1.3 million in the third quarter of 2021 compared to the second quarter of 2021, due primarily to a $1.1 million loss on the transfer of three former branch office locations to other real estate owned, which is reflected in occupancy and equipment expense, and $395,000 of write-downs on OREO, which is reflected in other operating expense. Compared to the third quarter of 2020, total non-interest expense increased $1.8 million, driven by the same items that drove the quarter-over-quarter increase.

Year-to-date Earnings

During the nine months ended September 30, 2021, compared to the same period in 2020, net income has improved 240% to $5.1 million, or $0.21 per share, from $1.5 million, or $0.06 per share. Interest income was slightly higher and interest expense was lower, resulting in an improvement of $1.8 million in net interest income. Other primary drivers of the improvement were provision for loan losses, which was down $1.6 million, and non-interest income, which was up $1.6 million. Refer to the following paragraphs for more detail.

The increase of $1.8 million in net interest income was due primarily to a reduction in interest expense on deposits of $1.6 million. This reduction in interest expense on deposits was driven mainly by a reduction in the average cost of retail time deposits, which declined 60 basis points, to 1.00% from 1.60%, plus a decrease in average balances of $34.7 million. Interest income on earning assets was essentially unchanged, as an increase of $1.3 million in loan fees offset a decrease of $1.3 million in interest income on loans. The increase in loan fee income is a result of recognition of deferred fees on PPP loans. Although average loan balances grew $9.6 million, average yields, excluding loan fees, decreased to 4.40% from 4.78%, which caused the decrease in loan interest income. The yield on PPP loans is 1.00% (excluding the impact of deferred fee income), which also negatively affects our loan yields.

The reduction in both interest income and interest expense was driven mainly by lower market rates, which have fallen throughout 2020 and 2021. Our total average yield on earning assets was 4.06% during the first nine months of 2021, compared to 4.40% during the same period in 2020. The reduction in our average cost of funds to 0.39% during the first nine months of 2021, compared to 0.77% during the same period in 2020, more than offset the reduced yield on average assets. In summary, the net interest margin for the first nine months of 2021 was 3.68%, an increase of 3 basis points compared to 3.65% for the first nine months of 2020.

The provision for loan losses for the first nine months of 2021 was down $1.6 million compared to the same period in 2020, to $372 thousand from $2.0 million, due to a combination of factors, as previously discussed.

Total non-interest income grew by $1.6 million for the first nine months of 2021, compared to the same period in 2020, to $7.5 million. This improvement was driven by increases in service charges and fees, card processing and interchange income, insurance and investment fees, and gains on sales of investment securities, of $436,000, $438,000, $276,000, and $318,000, respectively. The improvement in service charges and fees resulted from the fee schedule changes we made in August 2020. The improvement in card processing and interchange income resulted from increased volume and the related increase in interchange fees received. Efforts to increase noninterest income revenues from financial services drove the improvement in insurance and investment fees. Sales of investment securities provided $322,00 versus $4,000 of net gains in the first nine months of 2021 compared to the same period in 2020. Other non-interest income also increased, by $96,000, but after considering the net gains on sales of fixed assets of $190,000 in 2021 and the $220,000 bonus payment received in 2020 from our card service provider, the increase in this component would have been $126,000. This increase can be explained primarily by an increase of $111,000 from commissions and gains on originations and sales of mortgage loans.

For the nine months ended September 30, 2021, compared to the same period in 2020, total non-interest expense increased $415,000, to $21.1 million, primarily because of a $1.2 million increase in occupancy and equipment expense, which was partially offset by an $883,000 decrease in salaries and employee benefits. The increase in occupancy and equipment expense was driven nearly entirely by the $1.1 million in losses on three former branch office locations discussed above, which were transferred into other real estate owned. Excluding this loss, occupancy and equipment expense would have increased $113,000, due largely to costs associated with the Kingsport office, which was opened in the third quarter of 2020, and increased software operating costs. The reduction in salaries and benefit expense is due to the restructuring implemented during the second quarter of 2020. Data processing and telecommunications expense is down $46,000 due to changes in the related agreements with some of those service providers. Other operating expenses were up $164,000 due to higher loan and other real estate expenses of $173,000 and $184,000, respectively, increased internal and external audit and accounting expenses of $87,000, other professional fees of $32,000, and advertising and promotions of $37,000. These increases offset decreases in FDIC insurance, consulting, data processing, and travel, which decreased $79,000, $237,000, $67,000, and $55,000, respectively. FDIC premiums decreased due to improvements in our risk assessment. Consulting decreased due to cost incurred in 2020, which were not repeated in 2021. Travel reflects the impact of the pandemic. Data processing decreased due to some changes in software agreements. In addition, 2021 includes a $61,000 increase in bank franchise taxes due to the increased tax base and added taxes for other states.

Income taxes increased $969,000, or 251.7%, which correlates to the increase in pretax earnings.

Balance Sheet

During the quarter ended September 30, 2021, total assets increased $3.3 million, or 0.4%, to $800.8 million, compared to $797.6 million at June 30, 2021. Interest bearing deposits in other banks increased $16.9 million, a consequence of decreases in loan balances of $17.9 million, which was driven by forgiven PPP loans. On the liability side of the balance sheet, total deposits increased $2.1 million.

At September 30, 2021 compared to December 31, 2020, total assets increased $44.5 million, or 5.9%. Loan balances have decreased $1.5 million, or 0.3%, due largely to PPP loan repayments of $50.4 million, which more than offset the $25.3 million of PPP loans originated in 2021. Excluding the net impact of these PPP loans, the remaining loan portfolio increased $23.7 million. Loan growth has resulted in an increase in commercial real estate and multi-family loans, which have been positively impacted by our new Boone, NC, loan production office. These increases were offset primarily by decreases in commercial loans, which declined $28.8 million, a result of PPP loan forgiveness.

Deposits increased $45.4 million, or 6.8%, due to the impact of stimulus payments and PPP loan repayments. This deposit growth, combined with a decrease of $6.5 million in interest bearing deposits in other banks, and a decrease of $1.5 million in loans, funded the increase in the investment portfolio of $57.8 million previously discussed.

Capital

Since December 31, 2020, total capital increased $4.3 million, as year-to-date earnings added $5.1 million, while accumulated other comprehensive income decreased by $752,000. Consequently, book value per share has increased to $2.61 at September 30, 2021 compared to $2.43 at December 31, 2020. The bank remains well capitalized per regulatory guidance.

Asset Quality

The allowance for loan losses as a percentage of total loans was 1.16% at September 30, 2021, 1.13% at June 30, 2021, 1.23% at March 31, 2021, 1.25% at December 31, 2020 and 1.19% at September 30, 2020.

Annualized net charge-offs, as a percentage of average loans, was 0.03% during the third quarter of 2021, down from 0.53% during the prior quarter and unchanged compared to the third quarter of 2020. This decrease is due to an $835,000 charge-off related to a single borrower during the second quarter. Our quarterly assessment of the allowance for loan losses did not indicate the need for additional provision expense, due to improving qualitative factors as previously mentioned.

Nonperforming assets, which include nonaccrual loans and other real estate owned, totaled $5.4 million at September 30, 2021, a decline of $717,000, or 11.6%, during the third quarter and a decline of $3.4 million, or 38.7%, since year-end 2020. Nonperforming assets as a percentage of total assets were 0.68% at September 30, 2021, 0.77% at June 30, 2021, 1.07% at March 31, 2021, 1.17% at December 31, 2020, and 1.15% at September 30, 2020.

As we continue working to reduce nonearning assets, other real estate owned is down to $2.3 million as of September 30, 2021, compared to $3.3 million as of December 31, 2020. At September 30, 2021, approximately $1.4 million of other real estate owned consisted of former branch facilities. Related expenses associated with other real estate owned are up by $260,000 during the third quarter of 2021 compared to the prior quarter, and up by $242,000 compared to the third quarter of 2020, as we recorded $395,000 of write-downs this quarter, while also realizing $139,000 of gains on sales of OREO.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 20 locations throughout southwest Virginia, eastern Tennessee, western North Carolina and southern West Virginia. The Company’s common stock is traded over the counter under the trading symbol “NWPP”. Additional investor information can be found on the Company’s website at www.npbankshares.com.

This news release contains statements concerning the Company’s expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

(i)	the success or failure of efforts to implement the Company’s business plan; (ii) any required increase in the Company’ regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company’s nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company’s markets; (vii) the Company’s ability to attract and retain talent; (viii) demographical changes in the Company’s markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company’s market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower’s ability to repay and the Company’s management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xvii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues (including the recent novel coronavirus (COVID-19) outbreak and the associated efforts to limit the spread of the disease), and other catastrophic events; (xviii) technology utilized by the Company; (xix) the Company’s ability to successfully manage cyber security; (xx) the Company’s reliance on third-party vendors and correspondent banks; (xxi) changes in generally accepted accounting principles; (xxii) changes in governmental regulations, tax rates and similar matters; and (xxiii) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

QUARTERS ENDED SEPTEMBER 30, 2021 THROUGH SEPTEMBER 30, 2020

(IN THOUSANDS EXCEPT SHARE DATA)

(UNAUDITED)

Dollars in thousands, except per share	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

Total Cash and Cash Equivalents	$86,542	$69,657	$131,204	$92,350	$77,908

Investment securities available-for-sale	105,228	96,031	46,292	48,406	44,109

Loans held for sale	109	—	—	389	377

Loans receivable, net of allowance for loan losses	567,396	585,218	587,161	568,375	578,135

Total Assets	800,849	797,588	810,266	756,302	749,125

Total Deposits	713,489	711,367	720,954	668,012	661,672

Total Liabilities	738,331	736,624	750,919	698,125	692,206

Total Stockholders’ Equity	62,518	60,964	59,247	58,177	56,919

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS

FOR THE QUARTERS ENDED SEPTEMBER 30, 2021 THROUGH SEPTEMBER 30, 2020

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

Dollars in thousands, except per share	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

Interest income on loans, including fees	$7,602	$6,960	$6,921	$7,155	$7,271

Interest income on investment securities	388	334	247	234	245

Total interest and dividend income	8,044	7,348	7,219	7,439	7,566

Interest expense on deposits	522	575	683	867	1,024

Total interest expense	626	697	806	992	1,152

Net interest income	7,418	6,651	6,413	6,447	6,414

Provision for loan losses	—	186	186	300	450

Net interest income after provision for loan losses	7,418	6,465	6,227	6,147	5,964

Total noninterest income	2,970	2,378	2,129	2,234	2,116

Total noninterest expenses	8,067	6,724	6,349	6,272	6,282

Income tax expense	476	456	422	718	374

Net income	$1,845	$1,663	$1,585	$1,391	$1,424

Basic and diluted income per share*	$0.08	$0.07	$0.07	$0.06	$0.06

* - For 2021, quarterly income per share does not total to year-to-date income per share due to rounding.

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

Dollars in thousands, except per share	September 30, 2021	September 30, 2020

Interest income on loans, including fees	$21,483	$21,483

Interest income on investment securities	969	814

Total interest and dividend income	22,611	22,597

Interest expense on deposits	1,780	3,417

Total interest expense	2,129	3,901

Net interest income	20,482	18,696

Provision for loan losses	372	2,000

Net interest income after provision for loan losses	20,110	16,696

Total noninterest income	7,477	5,913

Total noninterest expenses	21,140	20,725

Income tax expense	1,354	385

Net income	5,093	1,499

Basic and diluted income per share*	$0.21	$0.06

* - For 2021, quarterly income per share does not total to year-to-date income per share due to rounding.

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS (UNAUDITED)
	For the three-months ended,
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Key Performance Ratios
Earning Asset Yield	4.26%	3.89%	4.04%	4.25%	4.31%
Cost of interest bearing liabilities	0.52%	0.58%	0.69%	0.85%	0.98%
Cost of Funds	0.34%	0.38%	0.46%	0.58%	0.66%
Net Interest Margin	3.93%	3.52%	3.59%	3.68%	3.66%

Return on average stockholder’s equity	11.75%	11.15%	10.96%	9.65%	10.15%
Return on average assets	0.91%	0.82%	0.83%	0.74%	0.75%
Efficiency Ratio*	80.08%	74.42%	74.28%	72.19%	73.59%
Loan to Deposit Ratio	80.46%	83.21%	82.45%	86.16%	88.43%

Asset Quality
Allowance for loan loss to total loans	1.16%	1.13%	1.23%	1.25%	1.19%
Net Charge Offs to average loans, annualized	0.03%	0.53%	0.06%	0.07%	0.03%
Nonaccrual loans to total loans	0.54%	0.66%	0.90%	0.96%	0.91%
Nonperforming assets to total assets	0.68%	0.77%	1.07%	1.17%	1.15%

Capital Ratios (Bank Only)
Tier 1 leverage	9.53%	9.19%	9.41%	9.49%	9.10%
Tier 1 risk-based capital	15.11%	14.82%	14.91%	15.16%	14.59%
Total risk-based capital	16.37%	16.08%	16.16%	16.41%	15.84%
Total common equity tier 1 capital	15.11%	14.82%	14.91%	15.16%	14.59%

*The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate it differently.